EXHIBIT 11 - COMPUTATION OF NET EARNINGS PER SHARE

                                                    Year ended December 31,
                                                 1993         1992         1991
PRIMARY:
Primary net earnings.......................  $123,509,607  $79,225,703  $64,716,499

Average shares outstanding:
  (excludes dilutive effect of employee
  stock options because less than 3%)......    86,909,345   86,584,130   86,239,732

Primary net earnings per share.............       $1.4211       $.9150       $.7504

FULLY DILUTED:
Fully diluted net earnings.................  $123,509,607  $79,225,703  $64,716,499

Fully diluted average shares outstanding:
  Primary shares outstanding...............    86,909,345   86,584,130   86,239,732
  Dilutive effect of employee stock options       385,365      335,486      329,432

                                               87,294,710   86,919,616   86,569,164

Fully diluted net earnings per share.......       $1.4149       $.9115       $.7476

   Share data for 1992 and 1991 have been restated to reflect the 2-for-1 stock split in September, 1993.